Exhibit 10.2
SYNAPTICS INCORPORATED
NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

Date of Grant: %%OPTION_DATE,'Month DD, YYYY'%-%
Grantee: %%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%
RSUs Granted: %%TOTAL_SHARES_GRANTED,'999,999,999'%-%
Grant Number: %%OPTION_NUMBER%-%

This Non-Employee Director Restricted Stock Unit Award Agreement (this “Agreement”) is made as of the Date of Grant referenced above, by and between Synaptics Incorporated., a Delaware corporation (the “Company”), and the Grantee referenced above.

1.Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Synaptics Incorporated Amended and Restated 2019 Equity and Incentive Compensation Plan (the “Plan”).
2.Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement, including any additional terms and conditions set forth in the Plan, pursuant to authorization under resolutions of the Committee or the Board, the Company has granted to the Grantee as of the “Date of Grant” referenced above Restricted Stock Units (“RSUs”). Each RSU shall represent the right of the Grantee to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement and the Plan, as applicable.
3.Restrictions on Transfer of RSUs. Subject to Section 15 of the Plan, neither the RSUs evidenced hereby nor any interest therein or in the Common Stock underlying such RSUs shall be transferable prior to payment to the Grantee pursuant to Section 5 hereof other than by will or pursuant to the laws of descent and distribution.

4.Vesting of RSUs.
(a)Regular Vesting. Except as otherwise provided in, and subject to the terms and conditions of, this Agreement and the Plan, as applicable, the RSUs covered by this Agreement shall be subject to service based vesting conditions outlined below. The RSUs shall vest in equal quarterly installments of twenty-five percent (25%) of the total number of RSUs covered by this Agreement over a one year period, commencing on the first quarterly vesting date following the Date of Grant until fully vested on the earlier of the first anniversary of the Grant Date or the date of the Company’s next annual meeting of stockholders following the Grant Date, subject to the Grantee’s continued service as a member of the Board through each such date:
(a)
(b)Vesting Upon Specific Events. Notwithstanding Section 4(a) above, if at any time before a Vesting Date (as defined below) or forfeiture of the RSUs, and while the Grantee is continuously providing services as a member of the Board, a Change in Control occurs, then RSUs will be subject to Section 12 of the Plan such that the Change in Control will constitute a Vesting Date for the RSUs and they will become nonforfeitable and payable to the Grantee in accordance with Section 5 hereof, except to the extent that a “Replacement Award” (as defined in the Plan) is provided to the Grantee to continue, replace or assume the RSUs covered by this Agreement.
(c)
(d)Service Condition. Except as otherwise provided in the Plan or elsewhere in this Section 4, the RSUs covered by this Agreement shall become nonforfeitable and payable to the Grantee pursuant to Section 5 hereof per the applicable schedule in Subsections (4)(a) and (b) above if the Grantee remains in the continuous engagement as a member of the Board until each such date or event (the date on which such RSU (or portion thereof) becomes nonforfeitable, the “Vesting Date”). Except as otherwise provided in the Plan or elsewhere in this Section 4, and except as otherwise determined by the Committee or the Board in its sole discretion, any RSUs (or portions thereof) that do not so become nonforfeitable will be forfeited, including if the Grantee ceases to continuously serve as a member of the Board prior to the Vesting Date applicable to such portion of the RSUs. For purposes of this Agreement, “continuously

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serve” (or substantially similar terms) means the absence of any interruption or termination of the Grantee’s service as a member of the Board.

5.Form and Time of Payment of RSUs.
(a)Payment for the RSUs, after and to the extent they have become nonforfeitable as of the Vesting Date, shall be made in the form of Common Stock. Except as provided in Section 5(b), payment shall be made as soon as administratively practicable following (but no later than thirty (30) days following) the Vesting Date applicable to such portion of the RSUs.
(b)Notwithstanding Section 5(a), to the extent that the RSUs become vested on the date of a Change in Control in accordance with Section 12 of the Plan, Grantee will receive payment for vested RSUs in shares of Common Stock on the date of the Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, the Grantee is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to Section 5(a).
(c)Except to the extent provided by Section 409A of the Code and permitted by the Committee, no shares of Common Stock may be issued to the Grantee at a time earlier than otherwise expressly provided in this Agreement.
(d)The Company’s obligations to the Grantee with respect to the RSUs that become vested in accordance with Section 4 will be satisfied in full upon the issuance of Common Stock corresponding to such RSUs.
6.Dividend Equivalents; Voting and Other Rights.
(a)The Grantee shall have no rights of ownership in the Common Stock underlying the RSUs and no right to vote the Common Stock underlying the RSUs until the date on which the Common Stock underlying the RSUs is issued or transferred to the Grantee pursuant to Section 5 above.
(b)Upon the payment of vested RSUs in accordance with Section 5 above, the Grantee shall receive additional shares of Common Stock or cash equal in value to the accrued dividend equivalents (without interest). The amount of dividend equivalents for each vested RSU shall equal the dividends paid on one share of Common Stock for each dividend whose record date occurs during the period between the Date of Grant and the payment of the vested RSUs in accordance with Section 5 above.
(c)The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Common Stock in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.
7.Adjustments. The RSUs and the number of shares of Common Stock issuable for each RSU, and the other terms and conditions of the grant evidenced by this Agreement, are subject to adjustment as provided in Section 11 of the Plan.
8.Tax Obligations. The Grantee acknowledges that the vesting and settlement of RSUs will give rise to tax obligations. The Grantee shall be responsible for all federal, state, local and foreign taxes resulting from the award, vesting or settlement. The Company may satisfy any tax obligations, at its election, by (a) withholding shares of Common Stock subject to the RSUs, (b) requiring the Grantee to remit cash to the Company, (c) arranging for a sell-to-cover brokerage transaction, or (d) any other method permitted under the Plan. In no event will the market value of the Common Stock to be withheld, sold and/or delivered pursuant to this Section 8 to satisfy applicable taxes exceed the maximum amount of taxes or other amounts that could be required to be withheld.
9.Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
10.Compliance With or Exemption From Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code

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shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee). Notwithstanding the foregoing, the Company is not guaranteeing any particular tax outcome, and the Grantee shall remain solely liable for any and all tax consequences associated with the RSUs.
11.Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the U.S. Internal Revenue Service.
12.No Right to Future Awards. The grant of the RSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards.
13.Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering the Grantee.
14.Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall materially adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code.
15.Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
16.Relation to Plan and Compensation Recovery Policy. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement. Moreover, this Agreement and the RSUs granted hereunder are subject to the Company’s Compensation Recovery Policy, as amended from time to time, to the extent applicable, and to any clawback or recovery required by applicable law or stock exchange listing standards.
17.Electronic Delivery The Company may, in its sole discretion, deliver any documents related to the RSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to

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participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
18.Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
19.Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.
20.Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.
21.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
[SIGNATURES ON FOLLOWING PAGE]

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SYNAPTICS INCORPORATED
By:

Name:
Title:

Grantee Acknowledgment and Acceptance

By:

Name:

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